Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union Reports Second Quarter Results

Money transfer transaction growth turns positive for June and continues into July

Digital money transfer revenue grew nearly 50%, on record customers and transactions

Operating margin remains solid: 19.9% GAAP, 20.4% adjusted

DENVER, August 4, 2020: The Western Union Company (NYSE: WU), a global leader in cross-border, cross-currency money movement and payments, today reported second quarter financial results, and provided an update on its business trends and digitally-focused growth strategy.

The Company’s second quarter revenue of $1.1 billion declined 17%, compared to the prior year period, while adjusted constant currency revenue, which excludes the 2019 divestitures, declined 11%, primarily due to lower transaction levels resulting from the COVID-19 pandemic. Digital money transfer revenue grew 48% year-over-year, or 50% on a constant currency basis, to a record high of $219 million for the second quarter.

GAAP earnings per share in the second quarter was $0.39 compared to $1.42 in the prior year period that included gains from the 2019 divestitures, and adjusted earnings per share was $0.41 compared to $0.45 in the prior year period. The decline in GAAP earnings per share was primarily attributable to cycling the gain from the 2019 divestitures. The decline in adjusted earnings per share was primarily attributable to current year revenue declines associated with the COVID-19 pandemic and the lost earnings from the 2019 divestitures, partially offset by productivity savings, additional cost management measures, and lower share count in the current year period.

President and CEO Hikmet Ersek said, “I’m pleased to say that during this period of profound disruption and unease, the Western Union team continued to consistently deliver essential services to customers that help support families and communities around the world. In addition, despite the challenging global environment, we continued to execute on our strategic objectives that position the company for future growth and prudently managed our business to deliver solid profit performance for the second quarter.”

Ersek added, “Importantly, the significant investments we have made over the past decade to build market leading cross-border, cross-currency platform capabilities have positioned us as a premier choice for the rapidly growing number of consumers and businesses seeking cross-border digital services today. With over $600 million of consumer digital revenues in 2019 we were already one of the largest players in the market, and still our digital revenues grew nearly 50% in the second quarter with strong profitability. With scale, unique omni-channel payout capabilities, and continued investments in customer acquisition, we believe we are equipped to continue winning also in digital money transfers and payments.”

CFO Raj Agrawal stated, “Second quarter results highlight the favorable financial characteristics of Western Union’s business. Our variable cost structure, planned productivity savings, and operational flexibility allowed us to withstand revenue declines stemming from the COVID-19 pandemic and still maintain solid margins, cash flow generation, and cash dividend payments to shareholders. We are pleased to see the strong improvement in Consumer-to-Consumer transactions in June and July and hopeful it is indicative of a sustainable recovery.”

Q2 Business Unit Highlights

●	Consumer-to-Consumer (C2C) revenues, which represented 88% of total Company revenue in the quarter, declined 12% on a reported basis, or 11% constant currency, while transactions declined 8%. Constant currency revenue declined across all regions, with transactions down in all regions except in Europe and CIS, reflecting the significant disruption the COVID-19 pandemic had on the global economy and remittances. Intra-quarter transaction trends included:

C2C Transaction Growth y/y	April	May	June	Q2 2020	July
Total C2C	-21%	-7%	6%	-8%	10%
Digital money transfer	77%	99%	112%	96%	115%
Westernunion.com	39%	51%	58%	50%	61%

●	Digital money transfer revenues increased 48% on a reported basis in the quarter, or 50% constant currency. Digital revenues and transactions represented 22% and 31% of the C2C business for the quarter, respectively. Within the digital money transfer business, westernunion.com revenues increased 33% on a reported basis and 34% on a constant currency basis, including cross-border revenue growth of 48%.

●	Westernunion.com average monthly active customers for the second quarter increased 45% year-over-year and 33% sequentially from the first quarter, led by strong new-to-Western Union customer acquisition[1]. Westernunion.com was the most downloaded mobile app among peer money transfer companies during the second quarter, according to data provided by mobile app marketing firm Sensor Tower[2].

●	Westernunion.com service is available in over 75 countries, plus additional territories. Bank account payout is available in over 100 countries, with real-time capabilities to select bank accounts and digital wallets in over 60 countries, and retail payout in over 200 countries and territories.

●	Western Union Business Solutions revenues declined 17% on a reported basis, or 15% on a constant currency basis, due to softening trends in verticals more exposed to COVID-19, including education, travel and tourism, and small and medium-sized enterprises. Business Solutions represented 7% of total Company revenue in the quarter.

●	Other revenues, which represented 5% of total Company revenue in the quarter, and largely consist of retail bill payments businesses in Argentina and the U.S. and money orders, declined 56%. The decline was primarily due to the divestitures in 2019, the impact of COVID-19, and the depreciation of the Argentine peso.

Additional Q2 Financial Highlights

●	GAAP operating margin in the quarter was 19.9% compared to 19.3% in the prior year period, and adjusted operating margin was 20.4% compared to 20.3% in the prior year period. In both cases margin expansion was primarily attributable to productivity savings and additional cost management measures that more than offset the impact of revenue declines associated with COVID-19 and the 2019 divestitures.

●	The GAAP effective tax rate in the quarter was 16.2% compared to 17.5% in the prior year period, and the adjusted tax rate was 15.7% in the quarter compared to 16.8% in the prior year period. The decrease in the Company’s GAAP effective tax rate for the three months ended June 30, 2020 compared to the prior period was primarily due to an increase in prior period domestic pre-tax income due to the sales of the Speedpay and Paymap businesses, offset by increased discrete expenses in the current period.

●	Cash flow from operating activities was $348 million year-to-date compared to $403 million in the prior year period. The Company did not repurchase shares during the second quarter and paid nearly $93 million in dividends.

1 Data sourced from Western Union business research. A new customer to Western Union is defined as a customer that has not transacted in the previous 12 months.

2 Data obtained from Sensor Tower App Install Market Share Report

Financial Update

●	Financial position and liquidity continue to be strong: As of June 30, 2020, the Company had cash of $1.2 billion, no borrowings outstanding on its $1.5 billion revolving credit facility, and no significant debt maturities due until 2022. The Company continues to finance working capital through the commercial paper market and had $100 million outstanding at the end of the second quarter.

●	Capital allocation priorities remain unchanged: The Company’s capital allocation hierarchy is investing in the business, returning cash to shareholders through the quarterly dividend, mergers and acquisitions, and share repurchases.

●	Cost structure provides flexibility: Approximately 55% to 60% of total costs are variable in nature. The Company is managing its fixed costs during the crisis by delaying hiring, limiting travel, and reprioritizing investments. As presented at the September 2019 Investor Day, the Company expects to realize at least $50 million of annual cost savings in 2020 and a total of $150 million through 2022. Depending on the extent of the COVID-19 disruption, the Company will likely realize additional savings in 2020 related to shifts in timing of initiatives and investments.

●	Due to the continued macro-economic uncertainty COVID-19 is causing, the Company has maintained its decision to forgo a full year 2020 financial outlook at this time.

Adjustment Items

Adjusted constant currency revenue growth metrics for 2020 exclude revenues for the Speedpay and Paymap businesses in the prior year period, each of which was divested in May 2019. Adjusted operating profit, tax rate, and earnings per share metrics for 2020 periods exclude restructuring expenses and acquisition and divestiture costs, net of related taxes, as applicable.

Adjusted constant currency revenue metrics for 2019 exclude revenues for the Speedpay and Paymap businesses. Adjusted operating profit metrics for 2019 periods exclude restructuring expenses and acquisition and divestiture costs. Adjusted tax rate and earnings per share metrics for 2019 periods exclude the impact of the net gain on the Speedpay and Paymap divestitures, restructuring expenses, and acquisition and divestiture costs. Restructuring expenses are not included in operating segment results.

Although the Company has previously incurred and can reasonably be expected to incur restructuring costs in the future, these expenses are specific to the implementation of the Global Strategy initiative and the Company has therefore provided adjusted financial results that exclude these expenses.

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental tables included with this press release.

All amounts included in the supplemental tables to this press release are rounded to the nearest tenth of a million, except as otherwise noted. As a result, the percentage changes and margins disclosed herein may not recalculate precisely using the rounded amounts provided.

Non-GAAP Measures

Western Union presents a number of non-GAAP financial measures because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. Constant currency results assume foreign revenues are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year.

These non-GAAP financial measures include the following: (1) consolidated revenue change constant currency adjusted and excluding Speedpay and Paymap, (2) Consumer-to-Consumer segment revenue change constant currency adjusted, (3) Consumer-to-Consumer segment region, westernunion.com, and digital money transfer revenue change constant currency adjusted, (4) Business Solutions segment revenue change constant currency adjusted, (5) operating margin, excluding, as applicable, restructuring-related expenses and acquisition and divestiture costs, (6) diluted earnings per share, excluding, as applicable, restructuring-related expenses, acquisition and divestiture costs, and gain on sales of Speedpay and Paymap and related taxes, (7) effective tax rate, excluding, as applicable, restructuring-related expenses, acquisition and divestiture costs, and gain on sales of Speedpay and Paymap and related taxes, and (8) additional measures found in the supplemental tables included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the Company’s website at

http://ir.westernunion.com.

Investor and Analyst Conference Call and Slide Presentation

The Company will host a conference call and webcast, including slides, at 4:30 p.m. Eastern Time today. To listen to the conference call via telephone, dial +1 (888) 317-6003 (U.S.) or +1 (412) 317-6061 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 1454624.

The conference call and accompanying slides will be available via webcast at

http://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A webcast replay will be available at http://ir.westernunion.com.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as "expects," "intends," "targets," "anticipates," "believes," "estimates," "guides," "provides guidance," "provides outlook," and other similar expressions or future or conditional verbs such as "may," "will," "should," "would," "could," and "might" are intended to identify such forward-looking statements. Readers of this press release of The Western Union Company (the "Company," "Western Union," "we," "our," or "us") should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2019. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: (i) events related to our business and industry, such as: changes in general economic conditions and economic conditions in the regions and industries in which we operate, including global economic downturns and trade disruptions, or significantly slower growth or declines in the money transfer, payment service, and other markets in which we operate, including downturns or declines related to interruptions in migration patterns or other events, such as public health emergencies, epidemics, or pandemics such as COVID-19, civil unrest, war, terrorism, or natural disasters, or non-performance by our banks, lenders, insurers, or other financial services providers; failure to compete effectively in the money transfer and payment service industry, including among other things, with respect to price, with global and niche or corridor money transfer providers, banks and other money transfer and payment service providers, including electronic, mobile and internet-based services, card associations, and card-based payment providers, and with digital currencies and related protocols, and other innovations in technology and business models; political conditions and related actions, including trade restrictions and government sanctions, in the United States and abroad, which may adversely affect our business and economic conditions as a whole, including interruptions of United States or other government relations with countries in which we have or are implementing significant business relationships with agents or clients; deterioration in customer confidence in our business, or in money transfer and payment service providers generally; our ability to adopt new technology and develop and gain market acceptance of new and enhanced services in response to changing industry and consumer needs or trends; changes in, and failure to manage effectively, exposure to foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; any material breach of security, including cybersecurity, or safeguards of or interruptions in any of our systems or those of our vendors or other third parties; cessation of or defects in various services provided to us by third-party vendors; mergers, acquisitions, and the integration of acquired businesses and technologies into our Company, divestitures, and the failure to realize anticipated financial benefits from these transactions, and events requiring us to write down our goodwill; decisions to change our business mix; our ability to realize the anticipated benefits from restructuring-related initiatives, which may include decisions to downsize or to transition operating activities from one location to another, and to minimize any disruptions in our workforce that may result from those initiatives; failure to manage credit and fraud risks presented by our agents, clients, and consumers; failure to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place, including due to increased costs or loss of business as a result of increased compliance requirements or difficulty for us, our agents, or their subagents in establishing or maintaining relationships with banks needed to conduct our services; changes in tax laws or their interpretation, any subsequent regulation, and potential related state income tax impacts, and unfavorable resolution of tax contingencies; adverse rating actions by credit rating agencies; our ability to protect our brands and our other intellectual property rights and to defend ourselves against potential intellectual property infringement claims; our ability to attract and retain qualified key employees and to manage our workforce successfully; material changes in the market value or liquidity of securities that we hold; restrictions imposed by our debt obligations; (ii) events related to our regulatory and litigation environment, such as: liabilities or loss of business resulting from a failure by us, our agents, or their subagents to comply with laws and regulations and regulatory or judicial interpretations thereof, including laws and regulations designed to protect consumers, or detect and prevent money laundering, terrorist financing, fraud, and other illicit activity; increased costs or loss of business due to regulatory initiatives and changes in laws, regulations and industry practices and standards, including changes in interpretations, in the United States and abroad, affecting us, our agents, or their subagents, or the banks with which we or our agents maintain bank accounts needed to provide our services, including related to anti-money laundering regulations, anti-fraud measures, our licensing arrangements, customer due diligence, agent and subagent due diligence, registration and monitoring requirements, consumer protection requirements, remittances, and immigration; liabilities, increased costs or loss of business and unanticipated developments resulting from governmental investigations and consent agreements with or enforcement actions by regulators, such as those associated with the settlement agreements with the United States Department of Justice, certain United States Attorney’s Offices, the United States Federal Trade Commission, the Financial Crimes Enforcement Network of the United States Department of Treasury, and various state attorneys general; liabilities resulting from litigation, including class-action lawsuits and similar matters, and regulatory enforcement actions, including costs, expenses, settlements, and judgments; failure to comply with regulations and evolving industry standards regarding consumer privacy and data use and security, including with respect to the General Data Protection Regulation in the European Union and the California Consumer Privacy Act; failure to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as regulations issued pursuant to it and the actions of the Consumer Financial Protection Bureau and similar legislation and regulations enacted by other governmental authorities in the United States and abroad related to consumer protection and derivative transactions; effects of unclaimed property laws or their interpretation or the enforcement thereof; failure to maintain sufficient amounts or types of regulatory capital or other restrictions on the use of our working capital to meet the changing requirements of our regulators worldwide; changes in accounting standards, rules and interpretations, or industry standards affecting our business; and (iii) other events such as: catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability. As of June 30, 2020, our network included over 550,000 retail agent locations offering our branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2019, is available in over 75 countries, plus additional territories, to move money around the world. With our global reach, Western Union moves money for better, connecting family, friends, and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

WU-G

Contacts:

Media Relations:

Pia De Lima

+1 (954) 260-5732

Pia.DeLima@westernunion.com

Investor Relations:

Brendan Metrano

+1(720) 332-8089

Brendan.Metrano@westernunion.com

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	2Q19	3Q19	4Q19	FY2019	1Q20	2Q20	YTD 2Q20
Consolidated Metrics
Consolidated revenues (GAAP) - YoY % change		(5)%	(6)%	(7)%	(5)%	(11)%	(17)%	(14)%
Consolidated revenues (constant currency adjusted and excluding Speedpay and Paymap) - YoY % change	(a)	4%	4%	3%	3%	(1)%	(11)%	(6)%
Consolidated operating margin (GAAP)		19.3%	15.1%	17.3%	17.6%	19.6%	19.9%	19.7%
Consolidated operating margin, excluding restructuring-related expenses and acquisition and divestiture costs	(b)	20.3%	22.3%	18.7%	20.1%	20.5%	20.4%	20.5%

EBITDA margin	(c)	24.1%	19.8%	22.4%	22.5%	24.5%	25.0%	24.7%

Consumer-to-Consumer (C2C) Segment Metrics
Revenues (GAAP) - YoY % change		(1)%	1%	0%	(1)%	(4)%	(12)%	(8)%
Revenues (constant currency adjusted) - YoY % change	(e)	1%	2%	1%	1%	(3)%	(11)%	(7)%

Transactions (in millions)		73.5	73.0	73.8	289.4	66.8	68.0	134.8
Transactions - YoY % change		1%	2%	(1)%	1%	(3)%	(8)%	(5)%

Total principal ($- billions)		$22.2	$22.4	$22.2	$87.7	$20.6	$21.9	$42.5
Principal per transaction, as reported - YoY % change		(1)%	0%	0%	(1)%	2%	7%	4%
Principal per transaction (constant currency adjusted) - YoY % change	(f)	1%	2%	1%	1%	4%	9%	6%

Cross-border principal, as reported - YoY % change		0%	3%	1%	1%	0%	1%	1%
Cross-border principal (constant currency adjusted) - YoY % change	(g)	3%	4%	2%	3%	2%	3%	2%

Operating margin**		22.5%	23.7%	20.3%	22.1%	20.7%	21.8%	21.2%

Digital money transfer revenue (GAAP) - YoY % change (1)		18%	21%	25%	20%	21%	48%	35%
Digital money transfer foreign currency translation impact	(j)	2%	1%	1%	2%	1%	2%	1%
Digital money transfer revenue (constant currency adjusted) - YoY % change (1)		20%	22%	26%	22%	22%	50%	36%
Digital money transfer transactions - YoY % change		18%	29%	36%	26%	42%	96%	70%

westernunion.com revenue (GAAP) - YoY % change	(ii)	18%	16%	17%	17%	13%	33%	24%
westernunion.com foreign currency translation impact	(j)	2%	1%	1%	1%	1%	1%	0%
westernunion.com revenue (constant currency adjusted) - YoY % change	(ii)	20%	17%	18%	18%	14%	34%	24%
westernunion.com transactions - YoY % change	(ii)	15%	16%	13%	16%	15%	50%	33%

(1)	Represents revenue from transactions conducted and funded through westernunion.com and transactions initiated on internet and mobile applications hosted by our third-party white label or co-branded digital partners.

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	2Q19	3Q19	4Q19	FY2019	1Q20	2Q20	YTD 2Q20
C2C Segment Regional Metrics
NA region revenues (GAAP) - YoY % change	(aa), (bb)	2%	2%	1%	2%	(2)%	(6)%	(4)%
NA region foreign currency translation impact	(j)	0%	0%	0%	0%	0%	1%	0%
NA region revenues (constant currency adjusted) - YoY % change	(aa), (bb)	2%	2%	1%	2%	(2)%	(5)%	(4)%
NA region transactions - YoY % change	(aa), (bb)	(1)%	(1)%	(4)%	(2)%	(5)%	(7)%	(6)%

EU & CIS region revenues (GAAP) - YoY % change	(aa), (cc)	(3)%	(1)%	1%	(2)%	(5)%	(10)%	(8)%
EU & CIS region foreign currency translation impact	(j)	4%	2%	1%	3%	0%	1%	1%
EU & CIS region revenues (constant currency adjusted) - YoY% change	(aa), (cc)	1%	1%	2%	1%	(5)%	(9)%	(7)%
EU & CIS region transactions - YoY % change	(aa), (cc)	4%	6%	5%	5%	1%	4%	2%

MEASA region revenues (GAAP) - YoY % change	(aa), (dd)	(3)%	4%	0%	(1)%	3%	(13)%	(5)%
MEASA region foreign currency translation impact	(j)	2%	1%	0%	1%	0%	1%	0%
MEASA region revenues (constant currency adjusted) - YoY % change	(aa), (dd)	(1)%	5%	0%	0%	3%	(12)%	(5)%
MEASA region transactions - YoY % change	(aa), (dd)	(3)%	1%	(1)%	(1)%	1%	(1)%	0%

LACA region revenues (GAAP) - YoY % change	(aa), (ee)	4%	4%	(2)%	1%	(11)%	(45)%	(28)%
LACA region foreign currency translation impact	(j)	12%	8%	8%	10%	8%	10%	9%
LACA region revenues (constant currency adjusted) - YoY % change	(aa), (ee)	16%	12%	6%	11%	(3)%	(35)%	(19)%
LACA region transactions - YoY % change	(aa), (ee)	11%	10%	4%	8%	(5)%	(41)%	(24)%

APAC region revenues (GAAP) - YoY % change	(aa), (ff)	(14)%	(13)%	(10)%	(13)%	(10)%	(14)%	(12)%
APAC region foreign currency translation impact	(j)	2%	0%	0%	1%	1%	1%	1%
APAC region revenues (constant currency adjusted) - YoY % change	(aa), (ff)	(12)%	(13)%	(10)%	(12)%	(9)%	(13)%	(11)%
APAC region transactions - YoY % change	(aa), (ff)	(9)%	(6)%	(7)%	(7)%	(14)%	(18)%	(16)%

International revenues - YoY % change	(gg)	(3)%	0%	(1)%	(2)%	(4)%	(15)%	(10)%
International transactions - YoY % change	(gg)	2%	4%	2%	3%	(2)%	(8)%	(5)%
International revenues - % of C2C segment revenues	(gg)	65%	66%	66%	66%	65%	63%	64%

United States originated revenues - YoY % change	(hh)	2%	2%	1%	1%	(3)%	(7)%	(5)%
United States originated transactions - YoY % change	(hh)	(1)%	(1)%	(4)%	(2)%	(5)%	(8)%	(6)%
United States originated revenues - % of C2C segment revenues	(hh)	35%	34%	34%	34%	35%	37%	36%

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	2Q19	3Q19	4Q19	FY2019	1Q20	2Q20	YTD 2Q20
% of C2C Revenue
NA region revenues	(aa), (bb)	38%	38%	38%	38%	38%	41%	40%
EU & CIS region revenues	(aa), (cc)	32%	32%	32%	32%	31%	32%	32%
MEASA region revenues	(aa), (dd)	15%	15%	15%	15%	16%	15%	15%
LACA region revenues	(aa), (ee)	9%	9%	9%	9%	9%	6%	7%
APAC region revenues	(aa), (ff)	6%	6%	6%	6%	6%	6%	6%

Digital money transfer revenues	(aa)	13%	14%	16%	14%	16%	22%	19%

Business Solutions Segment Metrics
Revenues (GAAP) - YoY % change		3%	0%	0%	0%	3%	(17)%	(7)%
Revenues (constant currency adjusted) - YoY % change	(h)	7%	3%	1%	4%	5%	(15)%	(5)%
Operating margin**		10.9%	16.7%	11.3%	12.0%	14.1%	1.6%	8.5%

Other (primarily bill payments businesses in Argentina and the United States and money orders)
Revenues (GAAP) - YoY % change		(31)%	(48)%	(52)%	(34)%	(59)%	(56)%	(57)%
Operating margin**		4.3%	9.0%	4.6%	5.5%	26.1%	21.9%	24.3%

% of Total Company Revenue (GAAP)
Consumer-to-Consumer segment revenues		83%	85%	86%	83%	85%	88%	86%
Business Solutions segment revenues		7%	8%	7%	7%	8%	7%	8%
Other revenues		10%	7%	7%	10%	7%	5%	6%

*	See the “Notes to Key Statistics” section of the press release for the applicable Note references and the reconciliation of non-GAAP financial measures, unless already reconciled herein.
**

In the first quarter of 2020, we changed our expense allocation method so that our corporate data center and network engineering information technology expenses are allocated based on a percentage of relative revenue. In 2019, these costs had been allocated based in part on a percentage of relative transactions. We believe that an allocation method based fully on relative revenue presents a more representative view of segment profitability, as certain of our services, particularly some of our bill payment services and our money order services, have much lower revenues per transaction than our other services. Further, these technology expenses are becoming increasingly based on data storage utilized and less based on the number of transactions processed. For the three months ended June 30, 2019, September 30, 2019, and December 31, 2019, and for the twelve months ended December 31, 2019, this change would have decreased Consumer-to-Consumer and increased Other operating income by $11.7 million, $13.0 million, $11.8 million, and $49.6 million, respectively. Business Solutions was not materially impacted by the change in the allocation method.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	2019	% Change	X	2020	2019	% Change
Revenues	$1,114.7	$1,340.5	(17)%		$2,304.7	$2,677.5	(14)%
Expenses:
Cost of services	662.2	776.4	(15)%		1,345.6	1,561.4	(14)%
Selling, general, and administrative	230.7	305.2	(24)%		504.1	606.0	(17)%
Total expenses (a)	892.9	1,081.6	(17)%		1,849.7	2,167.4	(15)%
Operating income	221.8	258.9	(14)%		455.0	510.1	(11)%
Other income/(expense):
Gain on divestitures of businesses (b)	—	524.6	(c)		—	524.6	(c)
Interest income	0.8	1.0	(24)%		2.4	3.1	(24)%
Interest expense	(29.3)	(38.6)	(24)%		(62.2)	(78.3)	(21)%
Other income/(expense), net	(0.1)	(0.3)	(68)%		(0.1)	2.2	(c)
Total other income/(expense), net	(28.6)	486.7	(c)		(59.9)	451.6	(c)
Income before income taxes	193.2	745.6	(74)%		395.1	961.7	(59)%
Provision for income taxes	31.3	130.8	(76)%		56.5	173.8	(67)%
Net income	$161.9	$614.8	(74)%		$338.6	$787.9	(57)%
Earnings per share:
Basic	$0.39	$1.43	(73)%		$0.82	$1.82	(55)%
Diluted	$0.39	$1.42	(73)%		$0.81	$1.81	(55)%
Weighted-average shares outstanding:
Basic	411.5	430.0			412.9	433.8
Diluted	413.6	432.3			415.9	436.1

(a)	For the three and six months ended June 30, 2020, we incurred $5.2 million and $15.7 million, respectively, of expenses related to our restructuring plan, the majority of which are related to consulting service fees, severance, and other costs. For the three and six months ended June 30, 2020, $0.8 million and $1.7 million are included within Cost of services, respectively. For the three and six months ended June 30, 2020, $4.4 million and $14.0 million are included within Selling, general, and administrative, respectively.
(b)	On May 9, 2019, the Company completed the sale of its United States electronic bill payments business known as Speedpay to ACI Worldwide Corp. and ACW Worldwide, Inc. for approximately $750 million in cash, resulting in a gain of approximately $523 million on the sale for the three and six months ended June 30, 2019.
(c)	Calculation not meaningful.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$1,181.6	$1,450.5
Settlement assets	3,522.3	3,296.7
Property and equipment, net of accumulated depreciation of $643.7 and $616.5, respectively	167.5	186.9
Goodwill	2,566.6	2,566.6
Other intangible assets, net of accumulated amortization of $995.7 and $961.5, respectively	473.9	494.9
Other assets	795.1	762.9
Total assets	$8,707.0	$8,758.5
Liabilities and stockholders' deficit
Liabilities:
Accounts payable and accrued liabilities	$466.9	$601.9
Settlement obligations	3,522.3	3,296.7
Income taxes payable	1,005.5	1,019.7
Deferred tax liability, net	167.9	152.1
Borrowings	3,085.8	3,229.3
Other liabilities	532.0	498.3
Total liabilities	8,780.4	8,798.0

Stockholders' deficit:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 411.0 shares and 418.0 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	4.1	4.2
Capital surplus	860.5	841.2
Accumulated deficit	(760.2)	(675.9)
Accumulated other comprehensive loss	(177.8)	(209.0)
Total stockholders' deficit	(73.4)	(39.5)
Total liabilities and stockholders' deficit	$8,707.0	$8,758.5

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities
Net income	$338.6	$787.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32.0	38.2
Amortization	83.3	91.4
Gain on divestitures of businesses, excluding transaction costs	—	(532.1)
Other non-cash items, net	63.9	52.3
Increase/(decrease) in cash, excluding the effects of divestitures, resulting from changes in:
Other assets	(16.6)	12.3
Accounts payable and accrued liabilities	(130.9)	(59.3)
Income taxes payable	(19.2)	21.5
Other liabilities	(3.3)	(9.6)
Net cash provided by operating activities	347.8	402.6
Cash flows from investing activities
Payments for capitalized contract costs	(46.0)	(24.5)
Payments for internal use software	(22.3)	(19.1)
Purchases of property and equipment	(15.9)	(31.4)
Proceeds from the sale of former corporate headquarters	44.2	—
Proceeds from divestitures of businesses, net of cash divested	—	732.6
Purchases of non-settlement related investments	(2.2)	(4.5)
Proceeds from maturity of non-settlement related investments	0.6	19.8
Purchases of held-to-maturity non-settlement related investments	—	(1.3)
Proceeds from held-to-maturity non-settlement related investments	—	15.4
Other investing activities	(2.6)	—
Net cash (used in)/provided by investing activities	(44.2)	687.0
Cash flows from financing activities
Cash dividends paid	(184.9)	(172.9)
Common stock repurchased	(237.7)	(341.6)
Net (repayments of)/proceeds from commercial paper	(145.0)	143.0
Principal payments on borrowings	—	(500.0)
Proceeds from exercise of options	1.5	20.5
Other financing activities	(0.7)	(0.8)
Net cash used in financing activities	(566.8)	(851.8)
Net change in cash, cash equivalents, and restricted cash	(263.2)	237.8
Cash, cash equivalents, and restricted cash at beginning of period (a)	1,456.8	979.7
Cash, cash equivalents, and restricted cash at end of period (a)	$1,193.6	$1,217.5

(a)	As of June 30, 2020 and 2019 the Company had $12.0 million and $7.3 million, respectively, of restricted cash.

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	2019	% Change	X	2020	2019	% Change
Revenues:
Consumer-to-Consumer	$976.6	$1,112.9	(12)%		$1,992.0	$2,169.8	(8)%
Business Solutions	79.4	95.6	(17)%		177.8	191.2	(7)%
Other (a) (b)	58.7	132.0	(56)%		134.9	316.5	(57)%
Total consolidated revenues	$1,114.7	$1,340.5	(17)%		$2,304.7	$2,677.5	(14)%
Segment operating income:
Consumer-to-Consumer	$212.8	$250.2	(15)%		$422.7	$483.5	(13)%
Business Solutions	1.3	10.5	(88)%		15.2	19.1	(20)%
Other (a) (b)	12.9	5.6	(e)		32.8	14.9	(e)
Total segment operating income	227.0	266.3	(15)%		470.7	517.5	(9)%
Restructuring-related expenses (c)	(5.2)	(7.4)	(31)%		(15.7)	(7.4)	(e)
Total consolidated operating income	$221.8	$258.9	(14)%		$455.0	$510.1	(11)%
Segment operating income margin (d)
Consumer-to-Consumer	21.8%	22.5%	(0.7)%		21.2%	22.3%	(1.1)%
Business Solutions	1.6%	10.9%	(9.3)%		8.5%	10.0%	(1.5)%
Other (a)	21.9%	4.3%	17.6%		24.3%	4.7%	19.6%

(a)	Other primarily includes the Company’s cash-based and electronic-based bill payment services which facilitate payments from consumers to businesses and other organizations and the Company’s money order services.
(b)	On May 9, 2019, the Company completed the sale of its United States electronic bill payments business known as Speedpay to ACI Worldwide Corp. and ACW Worldwide, Inc. for approximately $750 million in cash. In addition, on May 6, 2019, the Company completed the sale of Paymap Inc. ("Paymap"), which provides electronic mortgage bill payment services, for contingent consideration and immaterial cash proceeds received at closing. Both Speedpay and Paymap were included as a component of Other in the Company’s segment reporting. Revenues attributed to Speedpay and Paymap included in the Company's results were $38.8 million and $130.7 million for the three and six months ended June 30, 2019, respectively. Operating income attributed to Speedpay and Paymap, excluding corporate allocations, was $7.7 million and $30.3 million for the three and six months ended June 30, 2019, respectively.
(c)	Restructuring-related expenses have been excluded from the measurement of segment operating income provided to the chief operating decision maker for purposes of assessing segment performance and decision making with respect to resource allocation.
(d)	In the first quarter of 2020, we changed our expense allocation method so that our corporate data center and network engineering information technology expenses are allocated based on a percentage of relative revenue. In 2019, these costs had been allocated based in part on a percentage of relative transactions. We believe that an allocation method based fully on relative revenue presents a more representative view of segment profitability, as certain of our services, particularly some of our bill payment services and our money order services, have much lower revenues per transaction than our other services. Further, these technology expenses are becoming increasingly based on data storage utilized and less based on the number of transactions processed. For the three and six months ended June 30, 2019, this change would have decreased Consumer-to-Consumer operating income and increased Other operating income by $11.7 million and $24.8 million, respectively. Business Solutions was not materially impacted by the change in the allocation method.
(e)	Calculation not meaningful.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Western Union’s management believes the non-GAAP financial measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business because they provide consistency and comparability to prior periods. We have also included non-GAAP revenues that remove the impact of Speedpay and Paymap in order to provide a more meaningful comparison of results from continuing operations.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below, where not previously reconciled above.

		Three Months Ended June 30, 2020
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$1,114.7	$221.8	$193.2	$31.3	$161.9	$0.39
Restructuring related expenses and related tax expense	(m)	—	5.2	5.2	(0.3)	5.5	0.02
Acquisition and divestiture costs and related tax benefit	(n)	—	0.7	0.7	0.1	0.6	—
Adjusted results (non-GAAP)		$1,114.7	$227.7	$199.1	$31.1	$168.0	$0.41
Foreign currency translation impact	(j)	46.4
Revenues, constant currency adjusted (non-GAAP)		$1,161.1

		Three Months Ended June 30, 2019
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$1,340.5	$258.9	$745.6	$130.8	$614.8	$1.42
Less Speedpay and Paymap revenues	(k)	(38.8)	—	—	—	—	—
Restructuring related expenses and related tax benefit	(m)	—	7.4	7.4	1.4	6.0	0.02
Acquisition and divestiture costs and related tax benefit	(n)	—	5.7	5.7	1.2	4.5	0.01
Gain on sales of Speedpay and Paymap and related tax expense	(k)	—	—	(524.6)	(94.1)	(430.5)	(1.00)
Adjusted results (non-GAAP)		$1,301.7	$272.0	$234.1	$39.3	$194.8	$0.45

Quarter over quarter growth/(decline) (GAAP)		(17)%	(14)%	(74)%	(76)%	(74)%	(73)%
Quarter over quarter growth/(decline) (non-GAAP) (2)		(14)%	(16)%	(15)%	(21)%	(14)%	(9)%
Quarter over quarter growth/(decline), excluding Speedpay and Paymap, constant currency adjusted (non-GAAP)		(11)%

(2)	Revenue measure excludes impact of Speedpay and Paymap; all other measures include the impact of Speedpay and Paymap, but not the gain on sales and related taxes, and exclude restructuring related expenses, acquisition and divestiture costs, and the related tax benefits/(expenses).

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		Six Months Ended June 30, 2020
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$2,304.7	$455.0	$395.1	$56.5	$338.6	$0.81
Restructuring related expenses and related tax benefit	(m)	—	15.7	15.7	1.0	14.7	0.04
Acquisition and divestiture costs and related tax benefit	(n)	—	0.7	0.7	0.1	0.6	—
Adjusted results (non-GAAP)		$2,304.7	$471.4	$411.5	$57.6	$353.9	$0.85
Foreign currency translation impact	(j)	93.7
Revenues, constant currency adjusted (non-GAAP)		$2,398.4

		Six Months Ended June 30, 2019
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$2,677.5	$510.1	$961.7	$173.8	$787.9	$1.81
Less Speedpay and Paymap revenues	(k)	(130.7)	—	—	—	—	—
Restructuring related expenses and related tax benefit	(m)	—	7.4	7.4	1.4	6.0	0.02
Acquisition and divestiture costs and related tax benefit	(n)	—	12.6	12.6	2.8	9.8	0.02
Gain on sales of Speedpay and Paymap and related tax expense	(k)	—	—	(524.6)	(94.1)	(430.5)	(0.99)
Adjusted results (non-GAAP)		$2,546.8	$530.1	$457.1	$83.9	$373.2	$0.86

Year over year growth/(decline) (GAAP)		(14)%	(11)%	(59)%	(67)%	(57)%	(55)%
Year over year growth/(decline) (non-GAAP) (2)		(10)%	(11)%	(10)%	(31)%	(5)%	(1)%
Year over year growth/(decline), excluding Speedpay and Paymap, constant currency adjusted (non-GAAP)		(6)%

(2)	Revenue measure excludes impact of Speedpay and Paymap; all other measures include the impact of Speedpay and Paymap, but not the gain on sales and related taxes, and exclude restructuring related expenses, acquisition and divestiture costs, and the related tax benefits.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

			Notes	2Q19	3Q19	4Q19	FY2019	1Q20	2Q20	YTD 2Q20
		Consolidated Metrics
(a)	…	Revenues (GAAP)		$1,340.5	$1,306.9	$1,307.7	$5,292.1	$1,190.0	$1,114.7	$2,304.7
		Foreign currency translation impact	(j)	74.2	45.8	41.7	238.9	47.3	46.4	93.7
		Revenues (constant currency adjusted)		1,414.7	1,352.7	1,349.4	5,531.0	1,237.3	1,161.1	2,398.4
		Less revenues from Speedpay and Paymap	(k)	(38.8)	N/A	N/A	(130.7)	N/A	N/A	N/A
		Revenues, constant currency adjusted and excluding Speedpay and Paymap		$1,375.9	$1,352.7	$1,349.4	$5,400.3	$1,237.3	$1,161.1	$2,398.4
		Prior year revenues (GAAP)		$1,411.1	$1,387.8	$1,401.6	$5,589.9	$1,337.0	$1,340.5	$2,677.5
		Less prior year revenues from Speedpay and Paymap	(k)	(91.6)	(89.2)	(88.2)	(368.2)	(91.9)	(38.8)	(130.7)
		Prior year revenues, adjusted, excluding Speedpay and Paymap		$1,319.5	$1,298.6	$1,313.4	$5,221.7	$1,245.1	$1,301.7	$2,546.8
		Revenues (GAAP) - YoY % Change		(5)%	(6)%	(7)%	(5)%	(11)%	(17)%	(14)%
		Revenues, constant currency adjusted and excluding Speedpay and Paymap - YoY % Change		4%	4%	3%	3%	(1)%	(11)%	(6)%

(b)		Operating income (GAAP)		$258.9	$197.4	$226.5	$934.0	$233.2	$221.8	$455.0
		Restructuring-related expenses	(m)	7.4	91.5	16.6	115.5	10.5	5.2	15.7
		Acquisition and divestiture costs	(n)	5.7	2.5	0.9	16.0	—	0.7	0.7
		Operating income, adjusted, excluding restructuring-related expenses and acquisition and divestiture costs		$272.0	$291.4	$244.0	$1,065.5	$243.7	$227.7	$471.4
		Operating margin (GAAP)		19.3%	15.1%	17.3%	17.6%	19.6%	19.9%	19.7%
		Operating margin, adjusted, excluding restructuring-related expenses and acquisition and divestiture costs		20.3%	22.3%	18.7%	20.1%	20.5%	20.4%	20.5%

(c)		Operating income (GAAP)		$258.9	$197.4	$226.5	$934.0	$233.2	$221.8	$455.0
		Depreciation and amortization		64.8	61.1	67.0	257.7	58.2	57.1	115.3
		EBITDA	(l)	$323.7	$258.5	$293.5	$1,191.7	$291.4	$278.9	$570.3
		Operating margin (GAAP)		19.3%	15.1%	17.3%	17.6%	19.6%	19.9%	19.7%
		EBITDA margin		24.1%	19.8%	22.4%	22.5%	24.5%	25.0%	24.7%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		Notes	2Q19	3Q19	4Q19	FY2019	1Q20	2Q20	YTD 2Q20
	Consolidated Metrics cont.
(d)	Effective tax rate (GAAP)		18%	17%	31%	20%	13%	16%	14%
	Impact from restructuring-related expenses	(m)	0%	1%	0%	1%	0%	0%	0%
	Impact from gain on sales of Speedpay and Paymap	(k)	(1)%	0%	(7)%	(1)%	N/A	N/A	N/A
	Effective tax rate, adjusted, excluding restructuring-related expenses, acquisition and divestiture costs, and gain on sales of Speedpay and Paymap		17%	18%	24%	20%	13%	16%	14%

	C2C Segment Metrics
(e)	Revenues (GAAP)		$1,112.9	$1,113.0	$1,125.0	$4,407.8	$1,015.4	$976.6	$1,992.0
	Foreign currency translation impact	(j)	31.4	17.9	14.8	97.1	12.9	18.4	31.3
	Revenues (constant currency adjusted)		$1,144.3	$1,130.9	$1,139.8	$4,504.9	$1,028.3	$995.0	$2,023.3
	Prior year revenues (GAAP)		$1,127.5	$1,107.4	$1,127.7	$4,453.6	$1,056.9	$1,112.9	$2,169.8
	Revenues (GAAP) - YoY % change		(1)%	1%	0%	(1)%	(4)%	(12)%	(8)%
	Revenues (constant currency adjusted) - YoY % change		1%	2%	1%	1%	(3)%	(11)%	(7)%

(f)	Principal per transaction, as reported ($- dollars)		$303	$307	$300	$303	$308	$322	$315
	Foreign currency translation impact ($- dollars)	(j)	8	5	4	7	5	7	6
	Principal per transaction (constant currency adjusted) ($- dollars)		$311	$312	$304	$310	$313	$329	$321
	Prior year principal per transaction, as reported ($- dollars)		$306	$308	$301	$305	$302	$303	$302
	Principal per transaction, as reported - YoY % change		(1)%	0%	0%	(1)%	2%	7%	4%
	Principal per transaction (constant currency adjusted) - YoY % change		1%	2%	1%	1%	4%	9%	6%

(g)	Cross-border principal, as reported ($- billions)		$20.5	$20.6	$20.5	$80.7	$19.1	$20.7	$39.8
	Foreign currency translation impact ($- billions)	(j)	0.5	0.4	0.2	1.8	0.3	0.4	0.7
	Cross-border principal (constant currency adjusted) ($- billions)		$21.0	$21.0	$20.7	$82.5	$19.4	$21.1	$40.5
	Prior year cross-border principal, as reported ($- billions)		$20.4	$20.1	$20.5	$79.9	$19.1	$20.5	$39.6
	Cross-border principal, as reported - YoY % change		0%	3%	1%	1%	0%	1%	1%
	Cross-border principal (constant currency adjusted) - YoY % change		3%	4%	2%	3%	2%	3%	2%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		Notes	2Q19	3Q19	4Q19	FY2019	1Q20	2Q20	YTD 2Q20
	Business Solutions Segment Metrics
(h)	Revenues (GAAP)		$95.6	$100.6	$97.0	$388.8	$98.4	$79.4	$177.8
	Foreign currency translation impact	(j)	3.6	2.9	1.0	12.1	2.2	2.0	4.2
	Revenues (constant currency adjusted)		$99.2	$103.5	$98.0	$400.9	$100.6	$81.4	$182.0
	Prior year revenues (GAAP)		$93.1	$100.2	$96.8	$386.8	$95.6	$95.6	$191.2
	Revenues (GAAP) - YoY % change		3%	0%	0%	0%	3%	(17)%	(7)%
	Revenues (constant currency adjusted) - YoY % change		7%	3%	1%	4%	5%	(15)%	(5)%

(i)	Operating income (GAAP)		$10.5	$16.7	$11.0	$46.8	$13.9	$1.3	$15.2
	Depreciation and amortization		9.7	9.9	9.8	39.6	9.4	9.3	18.7
	EBITDA	(l)	$20.2	$26.6	$20.8	$86.4	$23.3	$10.6	$33.9
	Operating income margin (GAAP)		10.9%	16.7%	11.3%	12.0%	14.1%	1.6%	8.5%
	EBITDA margin		21.1%	26.4%	21.5%	22.2%	23.7%	13.2%	19.0%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Non-GAAP related notes:

(j)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. We believe that this measure provides management and investors with information about revenue results and trends that eliminates currency volatility while increasing the comparability of our underlying results and trends.
(k)	On May 9, 2019, we completed the sale of our United States electronic bill payments business known as “Speedpay” to ACI Worldwide Corp. and ACW Worldwide, Inc. ("ACI") for approximately $750 million in cash. In addition, on May 6, 2019, we completed the sale of Paymap Inc. ("Paymap"), which provides electronic mortgage bill payment services, for contingent consideration and immaterial cash proceeds received at closing. Both Speedpay and Paymap were included as a component of "Other" in our segment reporting. Revenue has been adjusted to exclude the carved out financial information for Speedpay and Paymap and the gain on the sales and the income taxes on the gain, including the elimination of previously forecasted annual base-erosion anti-abuse taxes, has been removed from adjusted effective tax rate. These financial measures are non-GAAP measures and should not be considered a substitute for the GAAP measures. We have included this information because management believes that presenting these measures as adjusted to exclude divestitures will provide investors with a more meaningful comparison of results within the periods presented. Additionally, Speedpay and Paymap contributions to operating income exclude corporate overhead allocations.
(l)	Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) results from taking operating income and adjusting for depreciation and amortization expenses. EBITDA results provide an additional performance measurement calculation which helps neutralize the operating income effect of assets acquired in prior periods.
(m)	Represents impact from expenses incurred in connection with an overall restructuring plan, approved by the Board of Directors on August 1, 2019, to improve our business processes and cost structure by reducing headcount and consolidating various facilities. While certain of these expenses are identifiable to our business segments, primarily to our Consumer-to-Consumer segment, they have been excluded from the measurement of segment operating income provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation. These expenses are therefore excluded from the Company's segment operating income results. While these expenses are specific to this initiative, the types of expenses related to this initiative are similar to expenses that we have previously incurred and can reasonably be expected to incur in the future. We believe that, by excluding the effects of these charges that can impact operating trends, management and investors are provided with a measure that increases the comparability of our underlying operating results.
(n)	Represents the impact from expenses incurred in connection with our acquisition and divestiture activity, including the Speedpay and Paymap divestitures. We believe that, by excluding the effects of these charges that can impact operating trends, management and investors are provided with a measure that increases the comparability of our underlying operating results.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Other notes:

(aa)	Geographic split for transactions and revenue, including transactions initiated digitally, as defined above, is determined entirely based upon the region where the money transfer is initiated.
(bb)	Represents the North America (United States and Canada) (“NA”) region of our Consumer-to-Consumer segment.
(cc)	Represents the Europe and the Russia/Commonwealth of Independent States (“EU & CIS”) region of our Consumer-to-Consumer segment.
(dd)	Represents the Middle East, Africa, and South Asia (“MEASA”) region of our Consumer-to-Consumer segment, including India and certain South Asian countries, which consist of Bangladesh, Bhutan, Maldives, Nepal, and Sri Lanka.
(ee)	Represents the Latin America and the Caribbean (“LACA”) region of our Consumer-to-Consumer segment, including Mexico.
(ff)	Represents the East Asia and Oceania (“APAC”) region of our Consumer-to-Consumer segment.
(gg)	Represents transactions, including transactions initiated digitally, as defined above, outside the United States, between and within foreign countries (including Canada and Mexico). Excludes all transactions originated in the United States.
(hh)	Represents transactions originated in the United States, including intra-country transactions and transactions initiated digitally, as defined above, from the United States.
(ii)	Represents transactions conducted and funded through websites and mobile apps marketed under our brands (“westernunion.com”).